Exhibit 10.35

Dear Rich,

Your January 9, 2001 agreement (the “Original Agreement”) with IMPATH Inc. (the “Company”) contained certain provisions with regard to a change in control of the Company and severance. This letter sets forth revised terms and is intended to modify the terms of the Original Agreement.

The third paragraph of the Original Agreement is amended and replaced in its entirety as follows:

Your employment will be “at-will” and either party can terminate the employment relationship with or without cause, and at any time; provided, however that, (i) should the Company terminate you for reasons other than gross negligence or willful misconduct, or (ii) should you terminate your employment with the Company for (a) a reduction in your base salary from the annualized rate in effect on the date hereof or as hereafter increased or (b) a demotion in your position with the Company or change in your duties and responsibilities inconsistent with your position, which reduction, demotion or change shall not have been corrected by the Company within ten (10) days following notice thereof by you to the Company then, in the case of (i) or (ii) above you would receive twelve (12) months base pay as severance.

In addition, if (i) a change in control occurs or (ii) your employment by the Company is terminated prior to the date a change of control occurs, and it is reasonably demonstrated that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (b) otherwise arose in connection with or in anticipation of a change of control, then the Company shall pay to you, within 90 days after the date of the change of control, as a payment for services previously rendered to the Company, a lump sum equal to one (1) times (x) your annual salary in effect immediately prior to the date of the change of control, plus (y) 100% of the target bonus or other cash incentive that you are eligible to earn in such year. Change in control will have the meaning that it has for other executive officers of the Company.

To the extent that this letter is inconsistent with any terms or provisions of the Original Agreement, the terms of this letter shall govern.

If the terms of this letter are consistent with your understanding of our agreement, please sign two copies and return one to me.

Sincerely,	Accepted and Agreed

/s/ Richard Adelson	/s/ Richard C. Rosenzweig
December 30, 2002	December 30, 2002

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